Exhibit 10.1

Transbotics Secures Working Capital Through Private Offering and Adds New Board Member

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Sept. 26, 2003--Transbotics Corporation, (OTCBB: TNSB.OB; www.transbotics.com), announced that it has sold 1,200,000 shares of its common stock at $0.25 a share, par value $0.01 per share ("common stock"), in a private placement pursuant to Regulation D promulgated by the Securities and Exchange Commission. In addition the Company issued $300,000 of Convertible Subordinated Notes. The interest rate on the Notes is 6% per annum and is payable quarterly beginning November 30, 2003. Principal and unpaid interest shall be payable on September 30, 2013. For as long as these Notes are outstanding , the Notes may be converted in whole, but not in part, at the option of the holder into shares of common stock of the Company at a conversion price of $0.40 per share. The Notes are subject to redemption in whole, or in part, by the Company at any time after September 30, 2006.
    The Company also announced that John Robison would join the Board of Directors of the Corporation.
    "The infusion of working capital funding will provide the Company a good financial platform to continue its efforts to expand its business. Also, Mr. Robison's financial experience will be a great asset to the board," said Claude Imbleau, President of Transbotics.
    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of Automatic Guided Vehicles (AGVs), also referred to as transportation robots. The company is a leading supplier of Automatic Guided Vehicle Systems , system retrofits and upgrades, AGV controls technology, engineering services, AGV batteries, chargers and other related products. Transbotics' vehicles can be off-the-shelf or engineered-to-order. Each Transbotics vehicle uses leading-edge hardware, software, controls and components, including LazerWay(R) AGV control guidance that provides optimal flexibility and accuracy. Transbotics is committed to assisting its customers in increasing their material-handling efficiencies, thus boosting their bottom line.
    Transbotics provides unique automation solutions to a variety of industries, including aerospace and defense, automotive (tier one supplier), ceramics, chemical processing, food and beverage, newsprint and publishing, microelectronics, plastics, primary metals and recycling. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    CONTACT: Transbotics Corporation
             Claude Imbleau, 704-362-1115, ext. 200

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